Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

OSHKOSH B’GOSH RETAIL, INC.

OshKosh B’Gosh Retail, Inc. (the “Corporation’’), a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, does hereby certify that:

1. Resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and submitting such amendment for the consideration of the sole stockholder of the Corporation were duly adopted by the Board of Directors of the Corporation. The resolution setting forth the proposed amendment is as follows.

RESOLVED: That Board of Directors deems it advisable and in the best interests of the Company and its stockholders that Article 1 of the Company’s Certificate of Incorporation be amended to read in its entirety as follows:

“1. Name. The name of the corporation is Carter’s Retail, Inc.”

2. Thereafter, the sole stockholder of the Corporation approved the amendment.

3. The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer as of this 5th day of October, 2005.

OshKosh B’Gosh Retail, Inc.

By:	/s/ Brendan M. Gibbons
Brendan M. Gibbons
Vice President and Secretary

CERTIFICATE OF INCORPORATION

OF

OSHKOSH B’GOSH RETAIL, INC.

1. Name. The name of the Corporation is OshKosh B’Gosh Retail, Inc.

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock and the par value of each of such shares is one cent ($.01).

5. Incorporator. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Steven R. Duback	411 East Wisconsin Avenue Suite 2550 Milwaukee, WI 53202-4497

6. Period of Existence. The Corporation shall have perpetual existence.

7. Number of Directors. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws.

8. Elimination of Certain Liability of Directors. No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages of any kind for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

9. Meetings and Corporate Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

10. Amendments to Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

11. Amendments to Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

I, THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of December, 1999.

/s/ Steven R. Duback
Steven R. Duback Sole Incorporator